Exhibit 99.2

WILLBROS GROUP

Third Quarter Update Conference

September 20, 2006, 9:00 a.m. ET

Chairperson: Mike Collier

Operator	Good morning, ladies and gentlemen, thank you for standing by and welcome to the Willbros Group third quarter update conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during today’s conference, please press the star followed by the zero. As a reminder, this conference is being recorded Wednesday, September 20, 2006.

I would now like to turn the conference over to Mike Collier. Please go ahead, sir.

M. Collier	Thank you. Today’s Willbros’ management participants are Mike Curran, Chairman and Chief Executive Officer; Randy Harl, President and Chief Operating Officer; Van Welch, Chief Financial Officer; and myself.

This conference call is being broadcast live over the internet and it’s also being recorded. An archive of the webcast will be available shortly after the call on our website, Willbros.com, and will be accessible for 12 months. A replay will also be available through the phone number provided by the company in yesterday’s press release.

Information reported on this call speaks only as of today, September 20, 2006, and therefore you are advised that time sensitive information may no longer be accurate as of the time of any replay.

Comments today contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the company’s documents and reports filed with the SEC. The company assumes no obligation to update publicly such forward looking statements whether as a result of new information, future events or otherwise.

Now I’d like to turn the conference over to Mike Curran, Chairman and Chief Executive Officer of Willbros.

M. Curran	Good morning, everyone and thank you for joining us. Before I begin, I would like to introduce Van Welch who joined Willbros in the last month as Chief Financial Officer. Van has over 25 years of experience in the engineering and construction industry and we know he will be a valuable member of the management team in the years ahead.

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In yesterday’s press release we reported that as part of our ongoing strategic evaluation of the company’s operations and markets, we have confirmed the North American market as the market which would provide Willbros the best returns on a risk adjusted basis.

With this in mind, we are increasing our emphasis on this market. We also expect to benefit from additional cost savings which we can realize through a more opportunistic approach to our international business currently operating from our base in Oman where we are well positioned for project work in the Middle East and North Africa.

However, we currently believe we can provide the best returns for our shareholders by emphasizing activities in North America and focusing on profitability there and in a few select international markets.

During the next few months we will continue to focus on completing the sales process currently underway in Nigeria, reducing costs to establish a G&A run rate of 6% to 8% on revenues from continuing operations, and returning a sustainable profit for continuing operations.

We also informed you yesterday that we elected to terminate our participation in a $600 million EPC project in North America and therefore removed it from our backlog. Changes by the client in scope and schedule negatively impacted expected utilization of our construction assets and potential future margins on this project which caused it to no longer be attractive to Willbros. At the client’s request, we had already begun some preliminary activity on this project and the industry was aware that Willbros had been selected to begin the work.

Since it is unusual for us to remove a project from backlog, we wanted to explain to you the circumstances and the rationale for our decision. Construction was not anticipated to begin until mid-2007 and we chose not to commit our resources to a schedule which in the past few weeks had not only slipped but had become increasingly uncertain. The assets dedicated to this project are now free to perform work on projects which we believe will begin earlier and should generate better overall margins.

Given the current market, we have multiple prospects which we are highly confident of obtaining in the near term to replace this cancelled work. These prospects offer the opportunity to keep our construction resources fully engaged and to generate the highest possible return on those assets.

We are in a market in which construction resources are becoming constrained and we believe this is the time to be aggressive about capturing work which is imminent and not subject to schedule delays.

Now Randy will give you some details on those prospects which we are confident in obtaining and which will improve our utilization and return on assets.

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R. Harl	Thanks, Mike. We have refocused our attention to address the very robust market that exists for our services in North America. The project from which we terminated our participation had a large procurement component and due to recent changes sought by the customer would have reduced the utilization of our construction assets and reduced potential margins. We think we can do better for our shareholders in today’s environment.

On our last call we reported prospective projects in North America of over $5 billion which we expect to bid in the next 12 to 15 months. This is out of a total of approximately $12 billion worth of projects that we have identified and is consistent with industry research which reports proposed oil and gas pipeline spending for 2007 of over $11 billion in the United States alone. That same research noted a trend for pipeline owners to sign contracts earlier than usual to ensure their projects are not delayed to do the lack of engineering and construction resources.

We currently have outstanding bids and proposals in preparation totaling over $2.3 billion U.S. dollars. These projects include construction of large diameter natural gas pipelines in the United States and oil sand facilities in Canada, all projects which are a good fit for Willbros’ experience and capabilities.

This is an extraordinary amount of work in the pipeline and of this total we would characterize in excess of $300 million as highly confident meaning the client is negotiating with or has indicated that they intend to award the work to us. We believe we are in a very strong competitive position on several of the remainder of these projects.

This gives us the confidence that we can add new additions to the backlog which can be booked in a timely manner.

As an indication of future opportunities we see before us, in the past week our Willbros Engineers unit in Tulsa has executed a memorandum of agreement to negotiate exclusively an EPC contract for a 400 plus mile pipeline in the western United States. This is a developmental project and when the client completes the financing and throughput agreements, we are positioned to perform the EPC services. We expect this EPC contract to have a value of more than $500 million U.S. dollars when contracted.

In this environment we must be diligent in committing our resources where we can generate the best returns for our shareholders.

Now Van will discuss our outlook for the remainder of the year and then we’ll take your questions.

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V. Welch	Thanks, Randy, and good morning. As we reported in yesterday’s press release, for the last 6 months of 2006 we continue to expect our revenue run rate from continuing operations to be approximately $250 million.

Because of delays in the start phase for certain construction projects in the United States, we expect third quarter 2006 revenues to be less than originally anticipated and to be comparable to second quarter 2006 revenues. As a result of these delays, we estimate the net loss from continuing operations in the third quarter of 2006 to approximate the second quarter 2006 results.

Since most of the work on the delayed projects have either started or are scheduled to start in the near term, we are currently forecasting improved contract margins from our continuing operations in the fourth quarter of 2006.

With respect to discontinued operations, the situation in Nigeria continues to deteriorate with the Nigerian government recently acknowledging that over 850,000 barrels per day of production has been shut in and Willbros’ projects continue to be frustrated by the increasingly hostile working environment and ever increasing costs.

We remain focused on our number one priority and that is the safety and security of our employees in Nigeria. We have satisfactorily resolved financial and schedule issues with a number of clients in Nigeria and continue to negotiate with others to address increased security issue costs and work interruptions in an effort to mitigate the commercial impact these costs are having on our financial results.

We will continue to employ all remedies available to us under the contracts to minimize the negative impact. However, we expect to generate further losses from discontinued operations during the last 6 months of the year.

The long term outlook for construction work in Nigeria remains favorable. While we are no longer submitting fixed price bids on projects in Nigeria, we do continue to qualify the company for future bids to maintain the value of our franchise there. We have been contacted by numerous parties interested in purchasing our Nigeria operations and expect to begin receiving proposals from qualified interested parties during the fourth quarter of this year.

Now an update on our credit facility. Shortly after our last call, we entered into an agreement with our bank group to temporarily waive the covenant violations in place under our existing credit facility until September 30, 2006. We are continuing to pursue a new $100 million credit facility and expect to have firm commitments from investors for this facility by September 30, 2006, with a closing on the facility shortly thereafter.

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Now we will take your questions.

Operator	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three-toned prompt acknowledging your selection. Please ask one question and one follow up and re-queue for additional questions. If you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment please for the first question.

Our first question comes from John Rogers with DA Davidson. Please go ahead.

J. Rogers	Good morning.

Management	Good morning, John.

J. Rogers	A couple things. In terms of your comments about the third quarter looking similar to the second quarter, does that also apply to operating profits?

V. Welch	From continuing operations it does, John.

J. Rogers	At the net income level?

V. Welch	At the net income level it does.

J. Rogers	Yeah, but I’m just curious given that you had tax expense associated with pre-tax losses last quarter, is it a similar situation?

V. Welch	John, I think if you look at operating income as a result from continuing operations, if you look at what’s created that similarity. We had two projects that were delayed that we were anticipating to start in Q3 that did not start. From that we had some idle equipment that we were still incurring costs for. With that we expect the operating income to be a bit higher in terms of the loss for Q3 than what we anticipated in Q2.

J. Rogers	Okay, that helps. I just wanted to be clear on that. Then as a follow up. In terms of the backlog and the $600 million reduction there, are these projects that you’re looking at, negotiating on right now, how quickly could they come in the backlog and be in work? Is it your expectation that you’ll book them fairly quickly and be up and going in 2007?

M. Curran	This is Mike, John. Yeah, some instances they would start in 2006 and some would start in 2007 but as we’ve discussed in the past, the reaction time on a lot of the U.S. projects, and I would say North American projects are such that you can find yourself turning in a bid today, having it awarded in two weeks and the customer wants you to be working a week later. The reaction

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time on going to work, the time it takes to mobilize and that sort of thing are much less in the U.S. so the reaction time on being awarded and going to work is a lot quicker and that’s definitely the case on the work we’re talking about here.

J. Rogers	Okay, I’ll get back in queue.

Operator	Our next question comes from Robin Shoemaker with Bear Stearns. Please go ahead.

R. Shoemaker	Good morning. Wanted to ask Mike, Randy if the in order to get the company through to a period of better revenues and that brings profit, if the completion of this credit facility is really sufficient to create that bridge if you will or if you believe based on your current cash position and so forth and the likely timing of revenues from a different set of projects that you might have to do some additional debt or equity financing.

M. Curran	I think there’s two or three things coming here, Robin. It’s kind of a matrix. One is this facility and how it sorts out with respect to an LC portion and a working capital portion. Also we’ve got some significant billings and claims in on some of these projects I can talk about a little later.

But our projects in Nigeria are in 3 categories: things that are winding down, things that we are mothballing until we can go to work and the client has agreed to pick up some of those costs or we simply can’t stay. The third thing are some contracts that are ongoing that we’re renegotiating that we’ll have some payments for some past costs. So how those come in and this credit facility plus the terms and conditions on these new contracts really make a difference.

If we get low fees, if we get advanced payments, that sort of thing, then we’re looking at one situation. If it’s more of a cash neutral type of project, that’s another so you’ve kind of got to take that matrix of those 3 issues and along with the timing on when things kick, off and that’s what makes a difference on that.

R. Shoemaker	Okay, and I think the last conference call you indicated that the total sum of those payments were expected or change orders and other payments were in excess of $100 million and is that still the case? Have you made some progress in collecting on those?

V. Welch	Yes to both things. First is we made some significant progress in our collections and we have from what that number was before, we have pulled it down significantly but we’ve also added a lot to it on a project, billings where we’re looking at global change orders on projects, where we’re looking at resolving projects where we’re going to mothball them so that we’ve got past costs, we’ve got future costs we’re going to have until in some instances we’ve missed the good weather so we’re forced to wait a year so we would be paid a certain amount of money now, a certain amount of money over that period of time.

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That number is probably up a little from where it was before but we’ve had substantial collections since we’ve talked to you last time.

R. Harl	The big issue in Nigeria is that the security situation there continues to exacerbate what we were trying to do before in terms of trying to complete these projects.

Like Mike said, we’ve made a lot of progress and people are working with us and we’ve settled with a lot of clients. As we’ve not been able to continue several of our projects, that’s created additional ones.

The situation there continues to be very, very difficult, but you need to understand we’re spending an awful lot of time with our customers and they’re in the same environment that we’re in and we’re making good progress but every day is another challenge there.

V. Welch	And Robin, on the last call I believe we announced that we did have a $20 million settlement from a customer. We collected about half of that $20 million and we expect to collect the other half in the next 2 to 3 weeks.

R. Shoemaker	Thanks a lot.

Operator	Our next question comes from Andrew O’Connor with Wells Capital Management. Please go ahead.

A. O’Connor	Thank you, operator. Good morning.

Management	Good morning.

A. O’Connor	Mike, I just wanted to clarify. I thought I heard you say you’re currently negotiating a $500 million EPC contract for a western U.S. pipeline. Is that correct.

M. Curran	I’ll let Randy speak to that a little more. The answer is yes. This is a company that has some of the throughput commitments, not all of them and until they get everything together and all their financing together, it’s not something that we want to step out and say that we’re going to work on. But this is the type of thing that we’re messing with today and this would not be an ‘07 job. The engineering would be, the construction could well be late ‘07 into ‘08 but the answer is: correct.

We’ve made a deal with the people to do the project when they get it teed up to start.

R. Harl	I think it’s a continuation of the strategy that we’ve talked with you before

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about having an engineering capability under the Willbros umbrella that allows us to at the very earliest stages of a project’s life to get in there with whoever the developer of that project is, help them work out all of the permitting and technical issues and have a chance to get in a position that if the developer is successful at putting this project together, negotiate the EPC contract upfront and that’s exactly where we are.

There’s still a lot of hurdles for this project to get through but that’s true for all projects that are ever conceived so we’re in there at the beginning, we’re working through this and if it comes to fruition then we’ll be in position to negotiate all of the components of the project.

A. O’Connor	Thanks for that and since the last conference call I guess at the end of the second quarter, have there been any significant changes since that time regarding opportunities for pipeline construction in North America or is there something else that’s come to the fore that you suggest people focus on? Thanks.

R. Harl	I think what’s happened is that this market has actually gotten stronger since the last call. I talked about having $300 million of work that we’re highly confident that we’re going book. Mike addressed that. That could happen this week, next week, very soon. I think it’s imminent.

We see still far more opportunities in pipeline construction than really there are people to do that work, both from an engineering standpoint or construction standpoint so all those things we’ve been talking about in the marketplace continue to get more robust from a contractor’s standpoint.

From an owner’s standpoint it’s getting more difficult to think about their project both from a timing and a cost standpoint. We are seeing a lot of escalation in the marketplace for labor and other resources that we need to do the work. I think it’s just getting stronger and stronger on a day by day basis.

The oil sands just saw a new report this morning. It continues to get bigger. Resources in that area are still the biggest restraint in terms of being able to take on and accomplish that work but we are presented today with a lot more opportunities and that potential that we see out there just continues to grow, not only in size but in quality.

As you think about we took this $600 million out of backlog, we don’t see that as an issue at all. As a matter of fact it positions us to be able to do work at even better margins and terms and conditions. Mike always talks about these contracts are a combination of the risk that’s involved as well as the contract margin and we’re seeing both of those things become more favorable for contractors.

A. O’Connor	Thanks very much.

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Operator	Our next question is a follow up from John Rogers. Please go ahead.

J. Rogers	Hi, I was wondering if you’d talk more about in terms of the next couple of years. In the past, the margin opportunities internationally have been higher, reportedly higher than what’s available in the domestic market and I realize the margin opportunities in the international market have declined due do some of the security issues but in terms of the North American market, is it possible that we can see contract margins ever getting back to that 20% level or are we going to be lower than that?

M. Curran	John, this is Mike. I think we can. A couple of things have happened here. You know as you mentioned, historically the margins have been higher internationally but when we look at the changing events in South America, in West Africa and some places in the Middle East, that hasn’t happened. So as the margins have gone up in the United States and Canada and I think that your 20% number is a realistic expectation, when the margin goes to that, then you have to sit back and ask yourself okay if in North America you can get 20%, what should you have in Nigeria, what should you have in Algeria, what should you have in Venezuela, what should you have in Saudi.

So you come up with those numbers and then the next thing you ask yourself is that immediately achievable or is there enough capacity over there that people are going to work for less money. And if the answer is they’re going to work for less money and the capacity is there but the same thing’s going to happen internationally that’s happened in North America but now they’re about 18 months behind, then you need to look up and say why am I marching over to one of these places and taking these risks for less money.

That’s why we’ve elected we’re not abandoning the international markets, but we’re darn sure going to focus on these where there are greater opportunities. We’re staying over there and we’re working but we’re not going to be after that work and spending that kind of money internationally until we see some balance where those margins come above the U.S. margins.

And then when we speak about our G&A, we look up and say this is no different than in 2000 when we made some serious adjustments in Southeast Asia because the margins just weren’t there. If we can’t make the money some place, we’re not going to sit around with a lot of infrastructure and a lot of folks waiting for things to come back in a year or 18 months because maybe it’s a year, maybe it’s 18 months, maybe it’s 2 years but you just can’t afford to do that and you don’t want to do it.

So you’ve got to adjust your operations and your game plan and fortunately we can do that. As I may have mentioned before, in Nigeria we can sell out all as 1 package but if people don’t want to do that, we can bring barges back to the Gulf Coast, we can bring that big-inch (equipment) spread that’s working over there for a major oil company back to the Gulf Coast, back to the Midwest.

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We’ve got a lot of options to do those types of things as the work continues to ramp up in the U.S. and Canada because the limitations are people and equipment. As Randy mentioned, people are making commitments farther out.

I had lunch with the president of a major pipeline company yesterday and he’s real concerned. Their company hadn’t moved, they haven’t made any commitments. They’ve got several billion dollars worth of work to do and they’re trying to figure out where they’re going to get the people to do the work. And that’s what you’re going to see in the country in the next few years. I think that’s going to force this work to be stretched out. Not because people want it stretched out, but just because of the availability of people and equipment to do it.

R. Harl	Let me just emphasize that a little bit. Because of what we said here, it would be easy to hear that we’re going to retreat to North America. Because of the kind of company we are, we are very nimble. We can go from a strategy like we have in Oman or Nigeria where we have a country presence and we do work on a continuous basis. We also have had a very successful strategy of identifying a one-off project and there are a number of very large ones around the world where you just go into a country, do that project and exit.

We still are out there in the marketplace. We know about those projects. They’re being evaluated and if and when we meet the conditions that Mike talked about, we will go do that.

We are focusing on North America right now because it presents a lot of opportunity but we are not exiting that international market. We are going to continue to put a lot of steam into the growth of Oman, in the countries around Oman where we see the market changing. It’s not there yet.

I think Mike in previous calls has talked about we’ve been bidding in the Middle East for the past 5 years. And we’ve gone from being the last out of 6 to second out of 6. We’re seeing things change there. It’s not quite where it needs to be so we are still in a “bid a few projects mode” at the kinds of margins that we’ve got to have but when it gets to a point where our risk adjusted returns are acceptable, we’re going to be there at the same time.

We will continue to on an opportunistic basis pursue the kinds of projects that meet the kinds of risks and margin requirements that we have for the business.

J. Rogers	The last question, if I could, a follow up on that. The project that was taken out of backlog, was that because of the procurement portion of it, was that lower than the rest of your embedded margins in that work? Was it comparable, lower, higher than the rest of your work?

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M. Curran	When we started out it was comparable. But you know, you take something that’s going to be an ‘07, ‘08 project and then it starts stretching out to ‘09 and you look at the terms and conditions that people are looking for, and you look at what your risks can be, it’d be real easy just to stay in that thing. In ‘09 I’ll probably be gone. But it’d be a damn mess for Randy and these guys to have done something like this.

So you look up and you say you’re walking off into a period of time that you don’t want to be in ‘06 terms and conditions doing something in ‘09. This gets back to a previous question of yours, John, where you talked about the 20% margins. We see the 20% margins in ‘07 and ‘08 being attainable with much less risk. We’re seeing more projects that are on a reimbursable basis or cost plus a cap, that sort of thing. Part of it gets to be your labor costs.

I was in Canada 2 weeks ago and I will tell you we’re seeing up there it’s not the big projects, it’s the guy with the small project that can’t get any people and we had a couple of welders leave because they’ve been offered $2,200 a day. I’ll tell you, to go from $60 an hour to $2,200 a day, that’s not a killer on a project that needs 5 welders, but that’s a mess if you’ve got 50 of them.

We’re just not prepared in today’s market to go take some long term fixed costs because at the end of the day we’ve got about 24 months to earn money off a project. A client has got about 30 years. We just cannot, and neither can our competitors, take those kind of risks and lock in for that period of time.

R. Harl	What we saw in that project when we got down to the final negotiations is some deterioration in some of those margins and we determined at that point that our time was better invested in other things that we had a higher probability in the nearer term to earn the kinds of margins we’ve been talking about. That was just simply the decision making process we went through.

M. Curran	Because at the same time we’re negotiating with them, we’ve got people beating on our doors talking to us about other projects. So you look up and it’s probably most of us have been in things like this in our lives where you start out on a deal and it little by little starts changing and changing and changing and all too often people get too focused on the deal rather than drawing a line and saying hey, this isn’t the same deal we started out on X number of months ago. So we’ve really got to change it up.

I’ve got a saying “marry in haste, repent in leisure.” We could have stayed right in this thing but we’d have been about 3 years repenting over the last 2 so that’s why we did what we did.

R. Harl	It’s also I think really important to note that this wasn’t a divorce from this customer. We still have a very good relationship with that customer and the odds are that we will probably end up doing some of that work in pieces, not as an EPC contract but we’ll probably do some of the construction.

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J. Rogers	Okay. Thank you.

Operator	Our next question comes from Greg Eisen with ICM Asset Management. Please go ahead.

G. Eisen	Thanks. Good morning. On the last call I believe you said that your backlog was $1.17 billion on continuing operations, not counting the discontinued ops. This then is $600 of that $1.17, correct?

M. Curran	Right.

G. Eisen	Okay. Of the remaining backlog, are there any major concentrations in that backlog in terms of other projects? In other words, anything over $200 million within the remaining backlog?

M. Curran	I don’t believe so.

G. Eisen	Okay because I’m surprised by the level of concentration obviously for that 1 project. You mentioned the embedded margin was similar to what you already had in that backlog until they started changing things and then you saw that it was going to fade away.

M. Curran	That’s right.

G. Eisen	But the new work you’re bidding on, do you see that work being bid out at similar margins to what you had in your backlog which I guess is around 15%?

M. Curran	We’re looking more now at things in the 18% to 20% range on construction. On engineering it’s going to be less than that and on procurement it’s going to be less than that. So if you’ve got an EPC project it’s a blend of the procurement, the engineering and the construction. But construction only, we’re looking at the 18% to 20% range. And we’re really looking at the terms and conditions because you can believe that you’ve got yourself a real good margin locked in but if it’s a project over a longer period of time with the inflation we’re seeing, with anything made out of steel, with the labor, with fuel, with transportation, you’ve got to have some carve outs or some caps or you’re going to have some real erosion even if your schedule and production and manpower’s exactly what you thought it was going to be.

G. Eisen	I see. So in essence you need inflation protection.

M. Curran	Right.

R. Harl	You need that and you also it really does depend on the terms and

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conditions of the contract. If we have lots of protections and have almost no risk, then we can enter into a deal that has a lower contract margin. On the other hand if we have to take a lot more risks, you’ve got to push it up north of that 20%. So it depends on the individual deal as well.

But what Mike has said here is I think the right way to think about what we’re seeing out there in the marketplace are these big EPC projects like the one we took out of backlog. There aren’t many of those so I’m not surprised that you’re surprised that it’s in there because people haven’t done deals like that in this business much in the past. There are still some of them out there like the one that I mentioned in my comments.

So while there’s not another one of those in our backlog at the moment, we’re one of the few people that have the potential to go out and get one of those kinds of projects.

G. Eisen	I see. And that’s an advantage to be able to handle something that size?

R. Harl	Absolutely.

G. Eisen	On your growing exposure into the North America market that you were discussing and the opportunities, could you describe whether or not they’re skewed more towards the United States versus Canada or vice versa? Or is it really a two-legged stool there where you see both the U.S. and Canada being these growth contributors to future contract signings?

R. Harl	I think at the present time in our backlog it is skewed toward the U.S. but we are seeing tremendous growth in Canada. So over time, over the next year or two, we expect to see a little bit more balance but in terms of how we’re positioned, the U.S. will continue to be dominant between the two.

G. Eisen	Okay. I think you had said last call that you saw the backlog producing a run rate, a burn rate of around $200 million a quarter. I think that’s what it was. I was scrambling at my notes here.

M. Curran	I think we were talking about capacity.

G. Eisen	Capacity? That was capacity? But now you’re projecting revenue run rates at least for the third quarter to be similar to what it was in the second? Continuing operations

M. Curran	On continuing ops, that’s right.

G. Eisen	That was all I had. Thanks a lot.

Operator	Our next question comes from Joshua Horowitz with Bergguen Holdings. Please go ahead.

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J. Horowitz	Hi, guys. Sorry if I lose you it’s because I’m on a mobile. Randy, was the work that got cancelled something that was signed up before you arrived and as you scrimped through the list of existing deals you basically said we’re not going to do this one?

R. Harl	No, Josh, that was something that we signed up since I’ve been here. It was just one of those things like we described. It was great the way that we first signed it up but as it developed, it started to deteriorate and we felt we had better opportunities given everything that we’ve talked about here today to go do something else.

It’s like Mike said, we just didn’t want to get in a position where we would continue passing other deals, having this one not being completely settled down and being able to get to a conclusion with it as we had predicted and as we had signed up with the owner. It’s just that there was a lot of work that we couldn’t talk about because of the size of this thing and the amount of construction and engineering capacity that it tied up in our company.

Had it finished the way it started, we would have been real happy with it but it didn’t do that and so we’re real happy that we’re not committed to it.

J. Horowitz	Great. And has there been any change or adjustment in what you would call the net asset value or book value of what is for sale in Nigeria?

R. Harl	No, I don’t think so. I think the adjustments that we made second quarter, we’re still happy with that. We’ve got a lot of interest in those assets, that is for someone that wants to be in Nigeria. A great base to build a business on. Nigeria will continue to change as it always has. There are people that are comfortable with that environment and have a long range view of what’s going on including our major customers. At least one of those has expressed an interest in those assets. There is a tremendous amount of work that’s going to happen in Nigeria as soon as the environment clears up enough so that it can happen.

We believe those assets do have a lot of value and as we’ve said again, there are a number of people that we expect to receive indicative offers from in the fourth quarter.

J. Horowitz	Excellent. Thank you very much.

Operator	Our next question comes from Steve Maiden with Charlotte Capital. Please go ahead.

S. Maiden	Thanks. Just a couple of quick questions. I’m not sure if I missed them. I came on a bit late. Can you tell us what the cash balance is or approximates at this moment? Remind me what the existing revolver or letter of credit facilities are outstanding, sort of how much is drawn, how much is available. I know you said you were trying to refi it with $100 million revolver.

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V. Welch	Steve, our current cash balance is just under $30 million as we sit here today. We do over the last 5 months we’ve managed that cash balance between $25 and $45 million. The existing facility is $50 million.

M. Curran	We use that for LCs.

V. Welch	That’s correct.

S. Maiden	Okay so how much will be un-drawn at closing in the new facility you’re contemplating?

V. Welch	About $13 million.

S. Maiden	Thirteen. Okay.

V. Welch	Un-drawn. That’s un-drawn on the existing facility we have about $13 million.

S. Maiden	Oh I mean sort of proforma so if you take what do you have, $50 outstanding?

V. Welch	It’d be somewhere in the $65-70 million.

J. Horowitz	That you have access to?

V. Welch	That’s correct.

J. Horowitz	Once it’s closed? Okay.

V. Welch	That’s correct.

J. Horowitz	Do you have a cash burn or free cash flow, for the third quarter?

V. Welch	We don’t have that as of today.

J. Horowitz	That was it. Thanks very much.

Operator	Our next question comes from Leigh Murname with Holden Capital. Please go ahead.

J. Schneider	Hi, it’s Jack Schneider. Hey, guys.

Management	Hi, Jack.

J. Schneider	When we first saw the $600 million coming out of backlog we were a little concerned but as I listen to you guys it sounds like you made this decision from a position of strength because of the opportunities you saw elsewhere.

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M. Curran	That’s correct.

J. Schneider	I’m wondering because it came down to the terms and conditions of that job, how strongly you feel about the terms and conditions of your other work in the backlog and the new work that we’re signing up.

M. Curran	I think 2 things. North America tends to be a shorter cycle than some of these other places so it’s not like you’re tied to something for 2 or 3 years on most projects. We’re comfortable with the terms and conditions we have on existing contracts and we see them getting demonstrably better.

Because if you really kind of look at the construction business, there’s risks 2 ways. There’s risks on your pricing and there’s risks on your terms and conditions. So we’re focused not just on pricing but on terms and conditions. They’re almost equal. I mean back to what Randy’s saying, if you’ve got a gut cinch, you don’t need the margin.

R. Harl	I think it’s also we’ve talked about it every call that it’s important to keep in mind that that backlog has projects in it that were booked in a different time, a different market than we’re in today. So it’s a mixture of things. We have projects that are in there that have lower contract margin and terms and conditions that we wouldn’t take today. We’ll work through those like Mike said, fairly quickly but everything that we’ve taken in the last few months and in the future are a lot better both margin-wise as well as terms and conditions. So it always will be a mixture of those things.

M. Curran	I think as time went on and we continued to negotiate these deteriorations, we had more and more people coming to us trying to tie us up and get us committed and we were already tied up on something over here that was beginning to look real sub-par and I think that’s the advantage of a company this size that’s been in business this many years that has the engineering and the construction. We had a lot to offer out there and it was being taken off the market for just too long a period of time and then we were going to end up with something that long term we were not going to be pleased with.

J. Schneider	Right. Great. Thank you.

Operator	Our next question comes from Neil Dingman with Pritchard Capital. Please go ahead.

N. Dingman	Good morning, guys. My question is given the capital intensity of the EPC business, how critical is it to get this credit facility finalized before you go out and really start aggressively bidding some more of these contracts or is that I guess, one, are you saying that some of these new contracts maybe aren’t as capital intensive as they have been in the past or maybe just a little bit of color on that.

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M. Curran	I think it’s important to get your LC facility together. The facility we have now doesn’t expire until March of next year but we tend to do this in advance because these projects last longer and we don’t want to find ourselves changing horses in midstream. It’s not like it’s something that has got to be done because our facility is up the end of the month, but this is a goal we set for ourselves, this is something that we feel we need done now and we feel it’s going to happen, barring no surprise.

N. Dingman	Okay. Talking with your folks in recent weeks, I think you had pointed out most of your guys, mostly North America are long term looking. Has the recent sell off in commodities at least in your opinion changed any of their plans near term, medium term or really had no effect in your opinion?

M. Curran	It really hasn’t had much effect. We tend to be kind of the last one in the food chain starting with the upstream side on these projects and people have spent a lot of money in everything from ... let’s take an LNG facility. By the time they commit to the pipeline, that multi-million or billion dollar facility is coming out of the ground. So in order to use that facility, they’ve got to have the pipeline coming out the other side.

If they spend a lot of money on seismic and drilling and all their processing equipment, in order to monetize that gas field, they’ve got to build a pipeline and hook it into the grid. So they tend to take a longer view of this. Last night I was with the president of one of the major gas transmission companies in the country and I was talking to him about gas prices and this really doesn’t bother them because they look up and they say sure it’s off now. This is a shoulder month. There’s increasing demand. Where is it going to come from? It’s either going to be LNG or it’s going to be the Arctic. I mean we’re still the low cost producer and they just don’t seem to worry about that.

N. Dingman	Okay. Then lastly, it seemed like at least the sales guidance is a little bit lower. Is that predominately because of this $600 million come now near term? I’m just wondering what North-America-speaking has changed between now and let’s say just over a month ago when your second quarter call ... it seemed that guidance at that time was a little bit more ... was a little higher obviously at least in North America or your expectations for third quarter was a little higher up. Just still trying to get my hands around what has changed here just in the last month and a half or so.

R. Harl	I think that ... we have 3 very distinct businesses here in North America and we have our Canadian operation which has been very steady. We have our engineering business that performed exactly like we thought it was going to. Those have longer term contracts that don’t have much variation.

Where the variation came is in our construction business in the U.S. and it’s simply that projects that were scheduled to start at the beginning of the third quarter slipped a couple of months. So what we expect is a lot of that will be pushed into the fourth quarter.

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I mean the expectation that we have of the performance from a revenue, from a contract margin standpoint, all of the things we thought about those projects are still true. What happened though is that shift caused us to be stuck with equipment rental costs, people costs and other things that you have to have to do that work and the work just didn’t materialize so we had more costs and less revenue.

We expect to pick up a lot of that in the fourth quarter.

M. Curran	In fact those projects have started.

R. Harl	That’s correct, they’ve now started.

N. Dingman	Okay so really it was just a delay and a lot of this sales and earnings versus a loss of some of this?

M. Curran	That’s exactly right and there’s no connection between what happened in the third quarter and the $600 million that we took out of backlog. We didn’t expect to generate any significant amounts of that revenue until next year.

N. Dingman	Okay, that helps. Thanks, guys.

Operator	Mr. Curran, at this time there are no additional questions. Please continue with your presentation.

M. Curran	Alright. Just making a few closing comments. Even with what we’ve taken out of backlog, our backlog continues to be at historically high levels and compares very favorably with the year end 2005.

As we’ve discussed, we have an exceptionally robust market before us and we’re making every effort to maximize the opportunity it presents to Willbros and we are very confident the action that we’ve taken will have a positive impact on the timing and contribution of future work.

We really thank you all for joining us today and look forward to seeing you or talking to you in the very near future. Thank you very much. Good morning.

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